Tuesday January 4, 4:05 pm Eastern Time

Inacom Sells Product Customization and Logistics Operations to Compaq Computer Corporation

Sale Accelerates InaCom's eBusiness Infrastructure Solutions Focus

Additional Long-Term Services Agreement Ensures Inacom Access To Multi-Vendor Product Customization and Logistics and Provides For Compaq Utilization of Inacom Services

OMAHA, NEB--JAN. 4, 2000-- INACOM CORP. (NYSE:ICO - NEWS) announced today that it has entered into a definitive agreement with Compaq Computer Corporation (NYSE:CPQ - news) to sell certain operations and assets principally related to InaCom's product customization and logistics capabilities. Under the agreement, Compaq will pay $370 million in cash for these operations.

Inacom and Compaq also agreed to enter into a three-year Services, Supply and Sales Agreement. This agreement will give Inacom full access to the product customization and logistics capabilities that are being sold to Compaq. The agreement will also provide for Compaq's use of InaCom's lifecycle and professional services offerings over the same three-year period. This arrangement is expected to provide substantial incremental services revenues to Inacom.

"The sale of these operations is perfectly aligned with InaCom's strategic position as the multi-vendor eBusiness infrastructure expert," said G.A. Gagliardi, Inacom President and Chief Executive Officer (CEO). "This transaction allows us to retain our entry-point to the client - our sales force, technical professionals and the multi-vendor procurement and customization capability while eliminating the significant working capital requirements of the product business. Both Inacom and Compaq stand to benefit from achieving critical mass as Compaq moves increased volumes through the facilities."

"Following this transaction, Inacom will have the optimal business model to design and manage reliable, secure eBusiness infrastructures for corporations," Gagliardi added. "Specifically, Inacom will continue to benefit from having relationships with more than 35% of Fortune 500 corporations; more than 800,000 seats under management; and more than 30 long-term, full outsource accounts as well as 6,000 technical professionals. All of these elements will be maximized within the framework of an attractive economic and operational structure."

"This purchase makes great strategic sense for Compaq because it gives us the right capabilities quickly and cost-effectively," said Michael Cappellas, President and Chief Executive Officer (CEO), Compaq Computer Corporation. "We'll be better equipped to meet the diverse and changing needs of our U.S. customers
- particularly our major accounts which clearly want to go direct - increasing our potential for profitable growth."

About Inacom

INACOM CORP. (NYSE:ICO - NEWS) is an eBusiness Infrastructure Management expert. The company architects, builds and manages solutions that optimize corporations' return on IT investments. InaCom's client portfolio includes more than 35% of Fortune 500 corporations.

Forward Looking Statement

This press release contains certain forward-looking statements based on certain assumptions and information currently available to management. Such statements are subject to various risks and uncertainties, including those described in the Company's 1998 10-K Report that could cause actual results to differ materially from the results discussed herein.